Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG PHARMACEUTICALS, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

CAMBRIDGE, MA (October 25, 2007) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter and nine months ended September 30, 2007.

As of September 30, 2007, the Company’s cash, cash equivalents, short-term and long-term investments totaled $291.8 million. Revenues for the quarter ended September 30, 2007 were $0.5 million as compared to revenues of $0.4 million for the quarter ended September 30, 2006. Revenues for the nine-month period ended September 30, 2007 were $2.2 million as compared to revenues of $2.0 million for the same period in 2006.

Total operating costs and expenses for the quarter ended September 30, 2007 were $11.7 million as compared to $10.2 million for the same period in 2006, an increase of $1.5 million. The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses. Total operating costs and expenses for the nine months ended September 30, 2007 were $31.0 million as compared to $24.5 million for the same period in 2006, an increase of $6.5 million. The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses.

The Company reported a net loss of $7.0 million, or $0.42 per basic and diluted share for the quarter ended September 30, 2007, as compared to a net loss of $9.3 million, or $0.78 per basic and diluted share, for the same period in 2006. Net loss for the nine months ended September 30, 2007 was $24.2 million, or $1.57 per basic and diluted share, as compared to a net loss of $21.1 million, or $1.87 per basic and diluted share, for the same period in 2006.

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125 CambridgePark Drive, Cambridge, MA 02140

(617) 498-3300

Corporate Highlights

Accomplishments realized in the past three months of 2007 include:

•                  Appointment of Lee F. Allen, M.D., Ph.D. to the position of Chief Medical Officer and Senior Vice President of Clinical Development.

•                  Acceptance of eight abstracts on ferumoxytol for poster presentations at the American Society of Nephrology (ASN) meeting to be held in San Francisco, CA, November 1-5, 2007.

“We are on track to file our NDA for ferumoxytol as an intravenous iron replacement therapeutic to treat iron deficiency anemia in patients with chronic kidney disease this quarter, which is an important milestone for the Company. We are making steady progress in building the necessary infrastructure to support the potential product launch of ferumoxytol in the U.S.,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc. “We are delighted to have had eight abstracts on ferumoxytol accepted for poster presentation at ASN. We believe that these data complement the preclinical and clinical data compiled to date on over 1,700 patients exposed to ferumoxytol, and include further details on our Phase III efficacy and safety trial results, a pharmacoeconomic analysis and new information regarding plasma pharmacokinetics of ferumoxytol,” concluded Dr. Pereira.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:30 pm ET to discuss the Company’s quarter ended September 30, 2007 unaudited consolidated financial results, business highlights and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access. A telephone replay will be available from approximately 7:30 p.m. ET on October 25, 2007 through November 1, 2007. To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9201 for international access. The passcode for both replay numbers is 19312644.

An audio webcast of the earnings call will be available through the Investors section of the Company’s website at www.amagpharma.com. A replay of the webcast will also be available from approximately 7:30 p.m. ET on October 25, 2007, through November 24, 2007.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

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125 CambridgePark Drive, Cambridge, MA 02140

(617) 498-3300

Ferumoxytol, the Company’s lead product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease patients. The Company has released data on all four planned Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in chronic kidney disease patients. The Company plans to file an NDA for marketing approval of ferumoxytol with the U.S. Food and Drug Administration during the fourth calendar quarter of 2007.

Combidex®, the Company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with MRI to aid in the differentiation of cancerous from normal lymph nodes. In March 2005, the Company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements that we are on track and plan to file an NDA for ferumoxytol with the FDA during the fourth calendar quarter of 2007, and that we are making steady progress in building the infrastructure to support the product launch of ferumoxytol, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, inadequate performance by third-party service providers, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner; (3) the fact that we have limited sales and marketing expertise; (4) uncertainties relating to our patents and proprietary rights; and (5) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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125 CambridgePark Drive, Cambridge, MA 02140

(617) 498-3300

AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:	$503	$351	$2,161	$2,009

Costs and expenses (1):
Cost of product sales	39	9	297	150
Research and development	5,776	7,901	17,032	18,223
Selling, general and administrative	5,841	2,313	13,714	6,150
Total costs and expenses	11,656	10,223	31,043	24,523

Operating Loss	(11,153)	(9,872)	(28,882)	(22,514)

Interest income	4,121	561	8,712	1,400
Litigation settlement	—	—	(4,000)	—
Loss on disposal of fixed assets	—	(35)	—	(35)

Net loss	$(7,032)	$(9,346)	$(24,170)	$(21,149)

Loss per share - basic and diluted:	$(0.42)	$(0.78)	$(1.57)	$(1.87)

Weighted average shares outstanding used to compute loss per share:
Basic and diluted	16,838	11,918	15,393	11,328

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$484	$230	$1,283	$629
Selling, general and administrative	1,488	554	4,476	2,117

Condensed Consolidated Balance Sheets

	9/30/2007	12/31/2006
Cash, cash equivalents, short-term and long-term investments	$291,768	$156,059
Working capital	$284,104	$149,473
Total assets	$298,760	$162,341
Total stockholders’ equity	$291,176	$152,276